Exhibit 3.06

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          I. C. ISAACS & COMPANY, INC.

             Pursuant to Section 242 of the General Corporation Law

                            of the State of Delaware

         I. C. Isaacs & Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That subparagraph (ii) of paragraph (b) of Article SIXTH of the Company's Amended and Restated Certificate of Incorporation is hereby amended to read, as follows:

                  "(ii) The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Company's By-Laws. Except in the case of a director elected to fill a newly created directorship or other vacancy, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified.

                  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant or, in the case of a newly created directorship, until the next annual meeting and until his successor shall have been duly elected and qualified.

                  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Company shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other attributes of such directorships shall be governed by the terms of this Certificate or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOURTH applicable thereto."

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Company.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officers on this 30th day of June, 2003.

                                             /s/ Daniel J. Gladstone
                                             ------------------------------
                                             Daniel J. Gladstone, President



                                             /s/ Eugene Wielepski
                                             ------------------------------
                                             Eugene Wielepski, Secretary

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